CARMAX REPORTS RECORD SECOND QUARTER FISCAL 2021 RESULTS

Richmond, Va., September 24, 2020 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported record results for the second quarter ended August 31, 2020.

Highlights:

•Completed the roll out of our omni-channel offerings giving us the largest addressable market in the used car industry.

•Net sales and operating revenues increased 3.3% to $5.37 billion.

•Total used units increased 3.9%; used unit sales in comparable stores rose 1.2%.

•Total wholesale units increased 5.1%; wholesale gross profit per unit up $158 or 17.0%, to $1,086.

•CarMax Auto Finance (CAF) income increased 29.0% to $147.2 million.

•Net earnings increased 27.0% to $296.7 million, and net earnings per diluted share increased 27.9% to $1.79.

•Resuming store openings, with 8 to 10 new stores planned in fiscal year 2022.

CEO Commentary:

“We are very pleased to report record revenues and profitability this quarter,” said Bill Nash, president and chief executive officer. “The talent and commitment of our associates as well as the diversity of our business model allowed us to capitalize on the improved market environment to deliver a record quarter.”

“In addition to our strong financial performance, we also completed the roll out of our omni-channel offerings,” added Nash. “Consumers want to customize their own journey, and CarMax gives its customers the option to seamlessly do as much, or as little, online and in-person as they want. No other used car retailer is in the position to deliver this iconic experience the way CarMax can.”

Nash concluded by stating, “I am confident our omni-channel experience, which gives us the largest addressable market within the used car industry, and our diversified business model will drive profitable sales growth and market share gains for years to come.”

Second Quarter Business Performance Review:

Sales. Total used vehicle unit sales increased 3.9%, including a 1.2% increase in comparable store used unit sales compared with the prior year’s second quarter. Positive comparable used unit sales in both July and August more than offset the high single digit negative comps experienced in June. Comparable store sales performance reflected strong conversion, continued support from financing, growth in web initiated selling opportunities, and solid execution by our associates in our stores and our customer experience centers. A
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strengthening used car selling environment also benefited the quarter, and though inventory was a headwind to sales, we returned to targeted inventory levels in September.

Total wholesale vehicle unit sales increased 5.1% compared with the second quarter of fiscal 2020. Our wholesale sales benefited from a record appraisal buy rate, partially offset by lower appraisal traffic. Additionally, wholesale unit sales benefited from an extra auction day in the quarter.

Other sales and revenues declined 7.2% compared with the second quarter of fiscal 2020, reflecting a decrease in other revenues and an increase in net third-party finance fees, partially offset by growth in extended protection plan (EPP) net revenues. EPP revenues grew 5.4% largely due to our growth in used unit sales. In addition, we recognized $8.2 million in EPP profit sharing revenue in the current quarter compared with $6.5 million recognized in the prior year’s second quarter.

Gross Profit. Total gross profit increased 8.5% versus last year’s second quarter to $752.1 million. Used vehicle gross profit rose 5.4%, reflecting the increase in total used unit sales and strong execution, which contributed to used vehicle gross profit per unit of $2,214 compared with $2,183 in the prior year’s quarter. Wholesale vehicle gross profit increased 23.0% versus the prior year’s quarter. The wholesale profit growth reflected the increased volume, robust appreciation in the market, and execution by our teams. These factors drove wholesale vehicle gross profit to $1,086 per unit from $928 in the prior year quarter. By the end of the quarter, depreciation had returned to the market. Other gross profit increased 5.8%, reflecting increases in EPP revenues and service department profits, somewhat offset by the increase in net third-party finance fees for the quarter.

SG&A. Compared with the second quarter of fiscal 2020, SG&A expenses increased 2.0% to $490.2 million. SG&A per used unit was $2,256, down $44 year-over-year. Factors leading to the increase included (i) the 7% increase in our store base since the beginning of last year’s second quarter (representing the addition of 14 stores); (ii) a $12.4 million increase in stock-based compensation expense; (iii) a 7.7% increase in advertising expenses; and (iv) continued spend in omni-channel and core strategic initiatives. SG&A leverage in the quarter was primarily due to the actions taken during the early stages of the Coronavirus pandemic, including aligning staffing and other overhead costs to the business and pausing our store expansion. Lower self-insured loss and litigation-related expenses also contributed to SG&A leverage in the quarter.

CarMax Auto Finance.(1) Compared with last year’s second quarter, CAF income increased 29.0% to $147.2 million, primarily reflecting a decrease in the provision for loan losses to $26.0 million from $45.5 million in the prior year quarter, plus an increase in net interest margin and average managed receivables. Our loan loss experience in the second quarter was favorable to the expectations we set at the end of the first quarter, which resulted in the lower provision. As of August 31, 2020, the allowance for loan losses of $432.5 million was 3.23% of ending managed receivables, down from 3.32% as of May 31, 2020.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 6.0% of average managed receivables from 5.7% in the prior year’s second quarter, due to lower funding costs. After the effect of 3-day payoffs, CAF financed 42.6% of units sold in the current quarter, slightly up from 42.2% in the prior year’s second quarter.

Share Repurchase Activity. We paused our share repurchase program during the first quarter, and no shares were purchased during the second quarter of fiscal 2021. As of August 31, 2020, we had $1.51 billion remaining available for repurchase under the outstanding authorization.

Revolving Credit Facility. Subsequent to the end of the second quarter, we paid down the outstanding $575.8 million balance on our revolver with cash on hand.

(1)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Store Openings. In the first quarter of fiscal 2021, we paused our store expansion strategy. We are resuming new store growth and anticipate opening between 8 and 10 stores in fiscal 2022.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle sales	$4,389.2	$4,346.3	1.0%	$7,175.4	$8,887.0	(19.3)%
Wholesale vehicle sales	819.1	678.3	20.8%	1,161.9	1,340.7	(13.3)%
Other sales and revenues:
Extended protection plan revenues	119.4	113.3	5.4%	192.8	224.6	(14.2)%
Third-party finance fees, net	(15.4)	(10.3)	(49.6)%	(26.2)	(25.8)	(1.4)%
Other	59.9	73.6	(18.6)%	97.0	141.0	(31.2)%
Total other sales and revenues	163.9	176.6	(7.2)%	263.6	339.8	(22.4)%
Total net sales and operating revenues	$5,372.2	$5,201.2	3.3%	$8,600.9	$10,567.5	(18.6)%

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2020	2019	Change	2020	2019	Change
Used vehicles	217,330	209,091	3.9%	352,358	433,359	(18.7)%
Wholesale vehicles	132,980	126,513	5.1%	196,275	247,281	(20.6)%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2020	2019	Change	2020	2019	Change
Used vehicles	$19,991	$20,581	(2.9)%	$20,127	$20,306	(0.9)%
Wholesale vehicles	$5,891	$5,090	15.7%	$5,639	$5,150	9.5%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2020	2019	2020	2019
Used vehicle units	3.9%	6.2%	(18.7)%	9.6%
Used vehicle revenues	1.0%	9.3%	(19.3)%	11.1%

Wholesale vehicle units	5.1%	4.7%	(20.6)%	5.6%
Wholesale vehicle revenues	20.8%	8.0%	(13.3)%	7.6%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2020	2019	2020	2019
Used vehicle units	1.2%	3.2%	(21.0)%	6.3%
Used vehicle revenues	(1.6)%	6.3%	(21.6)%	7.9%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2020	2019	2020	2019
CAF (2)	45.7%	46.8%	42.8%	46.5%
Tier 2 (3)	22.3%	19.7%	24.7%	20.0%
Tier 3 (4)	11.1%	9.6%	12.4%	10.6%
Other (5)	20.9%	23.9%	20.1%	22.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Net sales and operating revenues	$5,372.2	100.0	$5,201.2	100.0	$8,600.9	100.0	$10,567.5	100.0
Gross profit	$752.1	14.0	$693.5	13.3	$1,106.3	12.9	$1,435.8	13.6
CarMax Auto Finance income	$147.2	2.7	$114.1	2.2	$198.1	2.3	$230.1	2.2
Selling, general, and administrative expenses	$490.2	9.1	$480.8	9.2	$863.9	10.0	$970.5	9.2
Interest expense	$22.5	0.4	$21.1	0.4	$46.4	0.5	$38.9	0.4
Earnings before income taxes	$388.3	7.2	$305.5	5.9	$392.5	4.6	$656.8	6.2
Net earnings	$296.7	5.5	$233.6	4.5	$301.7	3.5	$500.3	4.7

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2020	2019	Change	2020	2019	Change
Used vehicle gross profit	$481.2	$456.4	5.4%	$742.7	$953.2	(22.1)%
Wholesale vehicle gross profit	144.4	117.4	23.0%	206.3	243.3	(15.2)%
Other gross profit	126.5	119.7	5.8%	157.3	239.3	(34.2)%
Total	$752.1	$693.5	8.5%	$1,106.3	$1,435.8	(22.9)%

Gross Profit per Unit

	Three Months Ended August 31				Six Months Ended August 31
	2020		2019		2020		2019
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,214	11.0	$2,183	10.5	$2,108	10.4	$2,200	10.7
Wholesale vehicle gross profit	$1,086	17.6	$928	17.3	$1,051	17.8	$984	18.1
Other gross profit	$583	77.3	$572	67.8	$447	59.7	$552	70.4
Total gross profit	$3,461	14.0	$3,317	13.3	$3,140	12.9	$3,313	13.6

(1)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(2)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2020	2019	Change	2020	2019	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$239.3	$227.5	5.2%	$430.5	$457.4	(5.9)%
Share-based compensation expense	34.3	21.9	56.6%	58.0	62.8	(7.7)%
Total compensation and benefits (1)	$273.6	$249.4	9.7%	$488.5	$520.2	(6.1)%
Store occupancy costs	101.1	96.7	4.5%	195.7	193.3	1.2%
Advertising expense	50.5	46.8	7.7%	85.0	88.8	(4.3)%
Other overhead costs (2)	65.0	87.9	(26.0)%	94.7	168.2	(43.7)%
Total SG&A expenses	$490.2	$480.8	2.0%	$863.9	$970.5	(11.0)%
SG&A per used unit	$2,256	$2,300	$(44)	$2,452	$2,239	$213

(1)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(2)    Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Interest margin:
Interest and fee income	$280.1	8.5	$275.7	8.5	$562.6	8.5	$541.9	8.4
Interest expense	(81.3)	(2.5)	(90.6)	(2.8)	(165.9)	(2.5)	(178.0)	(2.8)
Total interest margin	198.8	6.0	185.1	5.7	396.7	6.0	363.9	5.7
Provision for loan losses	(26.0)	(0.8)	(45.5)	(1.4)	(148.0)	(2.2)	(83.7)	(1.3)
Total interest margin after provision for loan losses	172.8	5.2	139.6	4.3	248.7	3.7	280.2	4.4

Total other expense	(0.3)	—	—	—	(2.2)	—	—	—

Total direct expenses	(25.4)	(0.8)	(25.5)	(0.8)	(48.4)	(0.7)	(50.1)	(0.8)
CarMax Auto Finance income	$147.2	4.5	$114.1	3.5	$198.1	3.0	$230.1	3.6

Total average managed receivables	$13,218.8		$13,012.1		$13,313.6		$12,859.7
Net loans originated	$1,790.6		$1,772.6		$2,782.9		$3,598.9
Net penetration rate	42.6%		42.2%		40.1%		41.8%
Weighted average contract rate	8.2%		8.6%		8.3%		8.7%

Ending allowance for loan losses	$432.5		$150.4		$432.5		$150.4

Warehouse facility information:
Ending funded receivables	$2,253.7		$2,265.0		$2,253.7		$2,265.0
Ending unused capacity	$1,246.3		$1,235.0		$1,246.3		$1,235.0

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2020	2019	Change	2020	2019	Change
Net earnings	$296.7	$233.6	27.0%	$301.7	$500.3	(39.7)%
Diluted weighted average shares outstanding	165.6	167.3	(1.0)%	164.6	167.5	(1.7)%
Net earnings per diluted share	$1.79	$1.40	27.9%	$1.83	$2.99	(38.8)%

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Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 24, 2020. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 4959887. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 21, 2020, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 4959887.

Third Quarter Fiscal 2021 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2020, on Tuesday, December 22, 2020, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in November 2020.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 29, 2020, CarMax sold more than 830,000 used cars and more than 465,000 wholesale vehicles at its in-store auctions. CarMax has 220 stores, over 25,000 Associates, and is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, market share, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
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•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
    Stacy Frole, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,389,233	81.7	$4,346,295	83.6	$7,175,435	83.4	$8,886,952	84.1
Wholesale vehicle sales	819,082	15.2	678,286	13.0	1,161,934	13.5	1,340,735	12.7
Other sales and revenues	163,851	3.0	176,570	3.4	263,579	3.1	339,782	3.2
NET SALES AND OPERATING REVENUES	5,372,166	100.0	5,201,151	100.0	8,600,948	100.0	10,567,469	100.0
COST OF SALES:
Used vehicle cost of sales	3,908,065	72.7	3,889,917	74.8	6,432,741	74.8	7,933,741	75.1
Wholesale vehicle cost of sales	674,712	12.6	560,906	10.8	955,634	11.1	1,097,396	10.4
Other cost of sales	37,246	0.7	56,875	1.1	106,247	1.2	100,496	1.0
TOTAL COST OF SALES	4,620,023	86.0	4,507,698	86.7	7,494,622	87.1	9,131,633	86.4
GROSS PROFIT	752,143	14.0	693,453	13.3	1,106,326	12.9	1,435,836	13.6
CARMAX AUTO FINANCE INCOME	147,195	2.7	114,131	2.2	198,145	2.3	230,090	2.2
Selling, general, and administrative expenses	490,208	9.1	480,831	9.2	863,924	10.0	970,491	9.2
Interest expense	22,469	0.4	21,073	0.4	46,427	0.5	38,857	0.4
Other (income) expense	(1,680)	—	143	—	1,615	—	(216)	—
Earnings before income taxes	388,341	7.2	305,537	5.9	392,505	4.6	656,794	6.2
Income tax provision	91,645	1.7	71,938	1.4	90,831	1.1	156,451	1.5
NET EARNINGS	$296,696	5.5	$233,599	4.5	$301,674	3.5	$500,343	4.7
WEIGHTED AVERAGE COMMON SHARES:
Basic	163,434		165,354		163,053		165,839
Diluted	165,623		167,272		164,580		167,458
NET EARNINGS PER SHARE:
Basic	$1.82		$1.41		$1.85		$3.02
Diluted	$1.79		$1.40		$1.83		$2.99

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 29	August 31
(In thousands except share data)	2020	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$711,561	$58,211	$40,737
Restricted cash from collections on auto loans receivable	520,876	481,043	483,374
Accounts receivable, net	203,155	191,090	141,091
Inventory	2,824,959	2,846,416	2,604,750
Other current assets	67,308	86,927	114,987
TOTAL CURRENT ASSETS	4,327,859	3,663,687	3,384,939
Auto loans receivable, net	13,013,106	13,551,711	13,065,959
Property and equipment, net	3,044,773	3,069,102	2,981,260
Deferred income taxes	133,749	89,842	66,048
Operating lease assets	444,158	449,094	456,449
Other assets	282,661	258,746	185,599
TOTAL ASSETS	$21,246,306	$21,082,182	$20,140,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$683,715	$737,144	$628,507
Accrued expenses and other current liabilities	350,185	331,738	301,503
Accrued income taxes	64,734	1,389	1,389
Current portion of operating lease liabilities	31,616	30,980	30,066
Short-term debt	838	40	915
Current portion of long-term debt	10,005	9,251	10,762
Current portion of non-recourse notes payable	457,849	424,165	423,562
TOTAL CURRENT LIABILITIES	1,598,942	1,534,707	1,396,704
Long-term debt, excluding current portion	1,896,784	1,778,672	1,689,079
Non-recourse notes payable, excluding current portion	12,900,984	13,165,384	12,695,050
Operating lease liabilities, excluding current portion	435,113	440,671	448,640
Other liabilities	431,923	393,873	299,224
TOTAL LIABILITIES	17,263,746	17,313,307	16,528,697

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 164,162,253 and 163,081,376 shares issued and outstanding as of August 31, 2020 and February 29, 2020, respectively	82,081	81,541	82,442
Capital in excess of par value	1,460,300	1,348,988	1,313,290
Accumulated other comprehensive loss	(160,426)	(150,071)	(91,630)
Retained earnings	2,600,605	2,488,417	2,307,455
TOTAL SHAREHOLDERS’ EQUITY	3,982,560	3,768,875	3,611,557
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,246,306	$21,082,182	$20,140,254

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2020	2019
OPERATING ACTIVITIES:
Net earnings	$301,674	$500,343
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	118,967	103,468
Share-based compensation expense	62,794	68,887
Provision for loan losses	147,977	83,693
Provision for cancellation reserves	35,678	45,471
Deferred income tax provision	8,598	3,812
Other	5,098	3,718
Net (increase) decrease in:
Accounts receivable, net	(12,065)	(1,241)
Inventory	21,457	(85,295)
Other current assets	19,691	(48,452)
Auto loans receivable, net	188,601	(721,165)
Other assets	(6,586)	15,421
Net increase (decrease) in:
Accounts Payable, accrued expenses and other
current liabilities and accrued income taxes	24,912	(26,632)
Other liabilities	(27,020)	(67,484)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	889,776	(125,456)
INVESTING ACTIVITIES:
Capital expenditures	(91,998)	(171,347)
Proceeds from disposal of property and equipment	826	3
Purchases of investments	(2,566)	(8,244)
Sales of investments	1,381	720
NET CASH USED IN INVESTING ACTIVITIES	(92,357)	(178,868)
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	798	(214)
Proceeds from issuances of long-term debt	1,542,500	3,293,500
Payments on long-term debt	(1,425,084)	(3,284,866)
Cash paid for debt issuance costs	(8,037)	(10,862)
Payments on finance lease obligations	(2,880)	(1,694)
Issuances of non-recourse notes payable	4,798,000	5,748,000
Payments on non-recourse notes payable	(5,028,898)	(5,141,901)
Repurchase and retirement of common stock	(54,151)	(341,929)
Equity issuances	91,724	86,521
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(86,028)	346,555
Increase in cash, cash equivalents, and restricted cash	711,391	42,231
Cash, cash equivalents, and restricted cash at beginning of year	656,390	595,377
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,367,781	$637,608

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